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                       MOUNTAINBANK FINANCIAL CORPORATION
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               (Name of Registrant as Specified in Its Charter)

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THE SOUTH
    Financial Group
                                                         102 South Main Street
                                                          Greenville, SC 29601
                                                                  864.255.4919
NEWS RELEASE------------------------------------------------------------------

Date:             May 14, 2003

Release Date:     Immediate

               THE SOUTH FINANCIAL GROUP TO ACQUIRE MOUNTAINBANK;
                   EXPANDS INTO WESTERN NORTH CAROLINA MARKETS

GREENVILLE, SC - The South Financial Group, Inc. (Nasdaq: TSFG) today announced a definitive agreement to acquire MountainBank Financial Corporation (Nasdaq:
MBFC) in an all stock transaction valued at approximately $137 million. MountainBank, the largest community bank headquartered in Western North Carolina, operates 18 branch offices in 10 counties with approximately $850 million in assets.

MountainBank has the #2 deposit market share in Henderson County, with 24% of the market, and an expanding presence in attractive Western North Carolina markets, including Asheville. Immediately following the merger, MountainBank's banking subsidiary will retain the MountainBank name.

"The merger with MountainBank fits solidly with our disciplined acquisition criteria," said Mack I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. "As previously stated, we will only do mergers that enhance our geographic franchise and are accretive to our financial goals. MountainBank exceeds these standards. We expect the merger to be accretive to both GAAP and cash earnings per share in the first full year and to enhance our financial and strategic goals. We have similar banking cultures, ones that emphasize superior customer service and knowing our customers well."

Whittle continued, "The Hendersonville and Asheville markets are strong, growing markets, which we have targeted for expansion for many years. It's a logical extension of our franchise into neighboring communities. Many of our existing customers have vacation homes in these attractive mountain communities. Plus, we bring a track record of successful operations in resort communities from our experience in the coastal Carolinas and Florida. The MountainBank merger fits extremely well with what we already do and where we already are, while advancing our focus on profitability."

J. W. Davis, President and Chief Executive Officer of MountainBank, who will join the TSFG Board of Directors, said, "We are excited to be joining The South Financial Group. Our companies bring a shared commitment to our customers and our communities. MountainBank expresses this philosophy with its tag line, `Taking care of our own.' The South Financial Group shares this operating philosophy, which will make for an outstanding partnership. In keeping with our original commitment to shareholders, we are extremely pleased that over the past five and one half years we have produced superior returns to our charter shareholders. This strategic alignment greatly enhances our shareholders' liquidity and provides them with continued long-term investment value."

MountainBank shareholders will receive $32.50 per MountainBank common share, payable in TSFG common stock. The TSFG common stock will be valued based upon the 10-day trading average immediately subsequent to Federal Reserve consent, subject to pricing collars. In the merger, TSFG expects to issue approximately
5.5 million shares of common stock for all the common stock, preferred stock and stock obligations of MountainBank, based on current market prices. The transaction, which is expected to close in October 2003, is subject to regulatory and MountainBank shareholder approvals.

Assuming expense savings of 20%, TSFG anticipates that the merger will be accretive in the first year. This estimate does not include any anticipated revenue enhancements. TSFG expects to incur pre-tax merger charges of approximately $13 million. The transaction is valued at approximately 2.4x MountainBank's book value at March 31, 2003 and 20.4x earnings for the last-twelve-months through March 31, 2003.

The South Financial Group, headquartered in Greenville, South Carolina, is a financial services company with approximately $9.0 billion in total assets and 115 branch offices in South Carolina, Florida, and North Carolina. It operates two subsidiary banks: Carolina First Bank and Mercantile Bank. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina, North Carolina, and on the internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando, and Tampa Bay markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's web site: WWW.THESOUTHGROUP.COM.

TRANSACTION SUMMARY
-------------------
Price per common share        $32.50 per share of MBFC

Aggregate transaction value   Approximately $137 million

Form of consideration         100% common stock

Implied exchange ratio        1.310 based on 10 trading day average ending
                              5/13/03, though subject to change

Pricing mechanism             TSFG stock will be valued based on the 10
                              trading day average immediately subsequent to Federal Reserve approval, though not less than $21.00 nor greater than $25.00 per share. (At
                              $25.00 or above, MBFC shareholders receive a fixed exchange ratio of

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

                                  1.300; at $21.00 or below MBFC shareholders receive a fixed exchange ratio of 1.548)

Walkaway provision                Either party can terminate the merger if the
                                  10 trading day average is above $29.00 or below $17.00 (although the non-terminating party can reinstate the merger by allowing the TSFG stock to be valued at its actual 10 day average)

Expected closing                  October 2003

Anticipated merger cost savings   Approximately $5.1 million pre-tax in 2004,
                                  or 20%

Anticipated merger-related        Approximately $13 million pre-tax
charges

MBFC preferred stock              To be converted into TSFG common stock based
                                  on the number of shares of MBFC common stock into which it converts

MBFC options                      To be converted into the right to purchase
                                  TSFG common stock based on the exchange ratio

Due diligence                     Completed

Required approvals                Regulatory, MountainBank shareholders

PRICING OVERVIEW
----------------
Price to LTM EPS ($1.59)                         20.4x
Price to 3/31/03 book value ($13.62)              2.4x
Price to 3/31/03 tangible book value ($12.33)     2.6x

MOUNTAINBANK PROFILE
--------------------
        - $850 million full-service community bank headquartered in Hendersonville, NC
        -     18 branches in 10 counties
        - Ranks #2 in deposit market share in Henderson County (24% of market)
        -     ROA: annualized 0.80% for 1Q03 and 0.90% for 2002
        -     ROE: annualized 12.42% for 1Q03 and 13.07% for 2002

CONFERENCE CALL / WEBCAST INFORMATION
-------------------------------------
      The South Financial Group will host a conference call on Thursday, May 15, 2003 at 10:00 a.m. (ET) to discuss the acquisition of MountainBank and answer analyst questions. It will also provide a live webcast of the call, which may be accessed through The South Financial Group's Internet site at www.thesouthgroup.com under the Investor Relations tab. Additional material information, including forward-looking statements such as future projections, may be discussed during the presentation. To participate in the conference call, please call 1-888-405-5393 or 1-484-630-4135 using the access code "The South." A 7-day rebroadcast of the call will be available via 1-800-289-1164

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or 1-402-998-1038. The South Financial Group will also provide a copy of the presentation in the Investor Relations section of its website.

      This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). The South Financial Group's management uses these non-GAAP measures in their analysis of TSFG's performance. In particular, a number of measures presented adjust GAAP information to exclude the effects of non-operating item (such as merger-related costs, gains or losses on asset sales, and non-operating expenses) and the amortization of intangibles for "cash basis" performance measures. Since these items and their impact on TSFG's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a clear understanding of the operating results of TSFG. These disclosures should not be viewed as a substitute for GAAP operating results, and furthermore TSFG's non-GAAP measures may not necessarily be comparable to non-GAAP performance measures of other companies.
      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, factors which may affect earnings, expected financial results for the MountainBank merger, estimates of merger-related cost savings and charges, and credit quality assessment. However, such performance involves risks and uncertainties, such as market deterioration, that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, see TSFG's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. TSFG undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
      The foregoing may be deemed to be offering materials of TSFG in connection with TSFG's proposed acquisition of MountainBank, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated May 14, 2003, between TSFG and MountainBank. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission ("SEC"). Shareholders of MountainBank and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which TSFG will file with the SEC in connection with the proposed merger because it will contain important information about TSFG, MountainBank, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from TSFG and MountainBank as follows:
           Mary M. Gentry, Investor Relations, The South Financial Group,
Inc., 102 South Main Street, Greenville, SC 29601, Phone: (864) 255-4919, MARY.GENTRY@THESOUTHGROUP.COM.
           J.W. Davis, President and CEO, MountainBank Financial Corporation, 201 Wren Drive, Hendersonville, NC 28792, Phone: (828) 693-7376.
           In addition to the proposed registration statement and proxy statement/prospectus, TSFG files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by TSFG at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549 or at the SEC's other public reference rooms in New York and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. TSFG's filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC's web site at http://www.sec.gov.

CONTACTS:
      William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919

                                    ***END***

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